UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 25, 2001

MICRO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	00-06253	33-0569235

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Goodyear, Irvine, CA	92618

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 837-3700

Item 5. — Other Events.

      On May 29, 2001, Micro Therapeutics, Inc., a Delaware corporation (the “Company”), announced that it entered into a Securities Purchase Agreement, dated as of May 25, 2001 (the “Purchase Agreement”), by and between the Company and Micro Investment, LLC (the “Investor”), a Delaware limited liability company managed by Warburg, Pincus Equity Partners, L.P.

      Under the Purchase Agreement, the Investor agreed to invest $56 million in newly issued shares of the Company’s Common Stock. The investment will consist of a two-stage private placement. The first stage of the investment involves the placement of up to 1,986,615 shares of Common Stock (just under 20% of the Company’s outstanding shares), at a price of $3.75 per share, or an aggregate price of nearly $7.5 million. The Investor purchased 1,828,679 shares at a price of $3.75 per share on May 31, 2001. Two of the Company’s other stockholders have the right to purchase up to their pro-rata share of the total number of shares sold in this financing based upon their ownership in the Company, including 98,536 shares and 59,400 shares, respectively, of the 1,986,615 shares to be sold in the first stage of this financing. On June 5, 2001, one of these other stockholders notified the Company that it had elected not to exercise its right to purchase any shares in this financing, including the 59,400 shares which it had the right to purchase in the first stage. Under the terms of the Purchase Agreement, the Investor is required to purchase these 59,400 shares, and is required to purchase any of the 98,536 shares which the other stockholder does not elect to purchase, later in June upon the expiration of the other stockholder’s preemptive rights.

      The second stage of the investment will involve the sale to the Investor of approximately 8.1 million additional shares of Common Stock, giving the Company approximately $48.5 million in additional proceeds. The number of shares to be sold to the Investor in the second stage of the financing will be increased to nearly 8.8 million shares if the other stockholder exercises its preemptive rights in full. The price per share in the second stage of the financing is $6.00; however, this price will be adjusted if the other stockholder exercises its preemptive rights and if there are additional shares of Common Stock issued prior to the second closing. In any event, the total number of shares purchased by the Investor will equal 50.24% of the Company's Common Stock outstanding at the conclusion of these purchases, and the shares will be purchased at an average price per share of $5.56 for all of the shares purchased by the Investor (including the shares purchased in the first stage of the financing).

      Upon the closing of the second stage of the private placement, the Investor will have acquired 50.24% of the outstanding stock of the Company, resulting in a change of control of the Company. Stockholder approval is therefore required for the closing of the second stage of the private placement under the Marketplace Rules of the Nasdaq Stock Market with respect to issuances of securities which may result in a change of control of the issuer. The Company has agreed to prepare a proxy statement, file it with the Securities and Exchange Commission and distribute it to the stockholders as promptly as practicable after the execution of the Purchase Agreement in order to obtain stockholder approval.

      The closing of the second stage of this financing is also conditioned upon the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      The Purchase Agreement includes registration rights provisions that require the Company to prepare and file with the Securities and Exchange Commission, as soon as practicable after the second closing date, a registration statement for the purpose of registering under the Securities Act of 1933, as amended, all of the shares of the Company’s common stock that are sold to the Investor pursuant to the Purchase Agreement.

      The directors and certain of the executive officers of the Company were solicited by the Investor to enter into, and have entered into a voting and proxy agreement with the Investor, pursuant to which these directors and executive officers agreed, among other things, to vote their shares of the Company’s common stock in favor of approval of the transactions contemplated by the Purchase Agreement.

      In conjunction with the closing of the first stage of this investment, the Company announced that Dale A. Spencer has been appointed as a member of the Company’s Board of Directors. Mr. Spencer currently is Chairman of the Board of Directors of EndiCOR Medical and, from 1982 until 1995, was President and Chief Executive Officer of SciMed Life Systems, a unit of Boston Scientific since 1995. Upon closing of the second stage of the financing, the Investor will have the right to nominate three additional members to the Company’s Board of Directors.

      Separately, the Company announced that Samuel E. Navarro has voluntarily resigned from the Company's board due to the demands of his new position as Managing Director at The Galleon Group, a hedge fund based in New York City. Mr. Navarro will, however, continue to serve as a consultant to the Company.

      Copies of the Purchase Agreement, including the registration rights provisions attached thereto, and the press releases announcing the signing of the Purchase Agreement and the initial closing thereunder are attached hereto as Exhibits 2.1, 99.1, and 99.2 respectively.

      The foregoing description of the financing transaction does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, including the registration rights provisions attached thereto, and the press releases describing the financing transaction, which are hereby incorporated herein by reference.

Item 7. — Financial Statements and Exhibits

      (c) Exhibits.

Exhibit Number	Description

2.1	Securities Purchase Agreement, dated as May 25, 2001, by and between Micro Therapeutics, Inc. and Micro Investment, LLC.

99.1	Press Release dated May 29, 2001.

99.2	Press Release dated June 4, 2001.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 6, 2001	MICRO THERAPEUTICS, INC. /s/ Harold A. Hurwitz Harold A. Hurwitz Assistant Secretary and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Securities Purchase Agreement, dated as May 25, 2001, by and between Micro Therapeutics, Inc. and Micro Investment, LLC.

99.1	Press Release dated May 29, 2001.

99.2	Press Release dated June 4, 2001.